Exhibit 8.1

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is effective the 21st day of December, 2017 by and among Xspand Products Lab, Inc., a Nevada corporation (the “Company”), whose address is 4030 Skycon Drive, Doylestown, Pennsylvania 18902 and Nevada Agency and Transfer Company (the “Escrow Agent”), whose address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

RECITALS

WHEREAS, the Company proposes to offer for sale to investors (each, an “Investor”) as disclosed in its offering circular on Form A-1 and any amendments thereto (together the “Offering”) filed with the Securities and Exchange Commission (the “SEC”), pursuant to Tier II of Regulation A under the Securities Act of 1933, a maximum of _____ shares (the “Shares”) of our common stock, par value $0.001 (“Common Stock”), for an offering amount of up to $10,000,000 to investors; and

WHEREAS, subject to all conditions to closing being satisfied or waived, the closing(s) of the Offering shall take place from time to time until the earlier of (a) the date which is one year after this Offering being qualified by the SEC, or (b) the date on which this Offering is earlier terminated by the Company in its sole discretion (the “Termination Date”) (the earlier of (a) or (b), is deemed the “Final Termination Date” herein); and

WHEREAS, there is no minimum offering amount and all funds shall only be returned to the potential investors in the event the Offering is not consummated or if the Company, in its sole discretion, rejects all or a part of a particular potential Investor’s subscription; and

WHEREAS, the Company desires to establish an escrow account with the Escrow Agent into which the Company shall instruct the Investors to deposit checks and other instruments for the payment of money made payable to the order of “Nevada Agency and Transfer Company as Escrow Agent for Xspand Products Lab, Inc. Escrow,” and the Escrow Agent is willing to accept said checks and other instruments for the payment of money in accordance with the terms hereinafter set forth; and

WHEREAS, the Company represents and warrants to the Escrow Agent that they have not stated to any individual or entity that the Escrow Agent’s duties will include anything other than those duties stated in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the adequacy of which is acknowledged by the parties, and each of them, the parties agree as follows.

AGREEMENT

 1. Delivery of Escrow Funds.

 (a) As part of its Offering, and pursuant to the terms of the Offering, the Company shall instruct the Investor to deliver payment made under the Offering to Escrow Agent with checks made payable to the order of “Nevada Agency and Transfer Company as Escrow Agent for Xspand Products Lab, Inc.,” or by wire transfer to:

Nevada Agency and Transfer Company
ABA #: 026 009 593
A/C #: []
A/C Name: Nevada Agency and Transfer Company Escrow Agent for Xspand Products Lab, Inc.
Attn: Amanda Cardinalli

International Wires:

Nevada Agency and Transfer Company
ABA: 026 009 593
SWIFT: BOFAUS3N
Beneficiary Bank: Bank of America
A/C #: []
A/C Name: Nevada Agency and Transfer Company Escrow Agent for Xspand Products Lab, Inc.

All such checks and wire transfers remitted to the Escrow Agent shall be accompanied by information identifying each Investor, subscription, the Investor’s social security or taxpayer identification number and address. In the event the Investor’s address and/or social security number or taxpayer identification number are not provided to Escrow Agent by the Investor, then the Company agrees to promptly upon request provide Escrow Agent with such information in writing. The checks or wire transfers shall be deposited into a non interest-bearing account at Bank of America entitled “Nevada Agency and Transfer Company Escrow Agent for Xspand Products Lab, Inc.” (the “Escrow Account”).

(b) The collected funds deposited into the Escrow Account are referred to as the “Escrow Funds.”

(c) The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any check deposited into the Escrow Account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Investor and advise the Company promptly thereof.

 2. Release of Escrow Funds. The Escrow Funds shall be paid by the Escrow Agent in accordance with the following:

(a) In the event that the Company advises the Escrow Agent in writing that the Offering has been terminated (the “Termination Notice”), the Escrow Agent shall promptly return the Escrow Funds paid by each Investor to such Investor without interest or offset.

(b) At each Closing to be determined by the Company, the Company shall provide the Escrow Agent with written instructions regarding the disbursement of the Escrow Funds.

(c) If by 5:00 P.M. Eastern time on the Final Termination Date, the Escrow Agent has not received written Disbursement Instructions from the Company regarding the disbursement of the Escrow Funds in the Escrow Account, if any, then the Escrow Agent shall promptly return such Escrow Funds, if any, to the Investors without interest or offset. The Escrow Funds so returned to the Investors shall be free and clear of any and all claims of the Company.

(d) The Escrow Agent shall not be required to pay any uncollected funds or any funds that are not available for withdrawal.

(e) The Company will provide the Escrow Agent with the payment instructions for each Investor, to whom the funds should be returned in accordance with this section.

3. Acceptance by Escrow Agent. The Escrow Agent hereby accepts and agrees to perform its obligations hereunder, provided that:

(a) The Escrow Agent may act in reliance upon any signature reasonably believed by it to be genuine, and may assume that any person who has been designated by the Company to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions. Philip Anderson is authorized to act singly on behalf of the Company. The Company may remove or add one or more of its authorized signers by notifying the Escrow Agent in writing of such change in accordance with this Agreement, which notice shall include the true signature for any new authorized signatories. The Escrow Agent shall be entitled to rely upon any order, judgment, opinion, or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of service thereof.

(b) The Escrow Agent may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

(c) The Company agrees, jointly and severally, to indemnify, defend and hold the Escrow Agent and its employees, officers, directors and agents harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney’s fees) claimed against or incurred by Escrow Agent arising out of or related, directly or indirectly, to this Escrow Agreement unless caused by the Escrow Agent’s gross negligence or willful misconduct. The Company agrees, jointly and severally, to pay or reimburse the Escrow Agent upon request for any attorney fees and costs Escrow Agent may incur in defending against any such claim, whether made by suit or otherwise, and for any transfer taxes or other taxes relating to the Escrow Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent with respect to any amounts that it is obligated to pay in the way of such taxes. Escrow Agent shall not incur any liability for performing or not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent, including, without limitation, war (whether declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; the act, failure or neglect of the parties hereto (other than Escrow Agent) or any of their agents; any delay, error, omission or default of any mail, courier, facsimile or wireless agency or operator; or the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers; or any other forces majeure as defined by law. The terms of this paragraph shall survive termination of this Agreement.

(d) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safely the

Escrow Funds until it shall be directed otherwise by a court of competent jurisdiction, or (ii) deliver the Escrow Funds to a court of competent jurisdiction.

(e) The Escrow Agent shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement or the Offering other than Escrow Agent’s obligations hereunder, and the Escrow Agent shall not be required to make a request that any monies be delivered to the Escrow Account, it being agreed that the sole duties and responsibilities of the Escrow Agent shall be to the extent not prohibited by applicable law (i) to accept checks or other instruments for the payment of money and wire transfers delivered to the Escrow Agent for the Escrow Account and deposit said checks and wire transfers into the non-interest bearing Escrow Account, and (ii) to disburse or refrain from disbursing the Escrow Funds as stated above, provided that the checks received by the Escrow Agent have been collected and are available for withdrawal. The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

(f) No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Escrow Agent is acting under this Agreement as a stakeholder only and shall be considered an independent contractor with respect to each party. No term or provision of this Agreement is intended to create, nor shall any such term or provision be deemed to have created, any trust, joint venture, partnership, or debtor/creditor relationship between or among the Escrow Agent and any of the parties, nor shall the Escrow Agent be deemed to be an offeror of any securities in connection with the Offer.

(g) In no event shall the Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages even if the Escrow Agent has been advised of the likelihood of such loss or damage.

4. Resignation and Termination of the Escrow Agent. The Escrow Agent may resign at any time by giving 10 days’ prior written notice of such resignation to the Company. Upon providing such notice, the Escrow Agent shall have no further obligation hereunder except to hold as depositary the Escrow Funds that it receives until the end of such 10-day period. In such event, the Escrow Agent shall not take any action, other than receiving and depositing the Investor’s checks and wire transfers in accordance with this Agreement, until the Company has designated a banking corporation, trust company, attorney or other person as successor. Upon receipt of such written designation signed by the Company, the Escrow Agent shall promptly deliver the Escrow Funds to such successor and shall thereafter have no further obligations hereunder. If such instructions are not received within 10 days following the effective date of such resignation, then the Escrow Agent may deposit the Escrow Funds held by it pursuant to this Agreement with a clerk of a court of competent jurisdiction pending the appointment of a successor. In either case provided for in this paragraph, the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds.

5. Termination. The Company may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect, which date shall be at least 10 days from the date of such notice. In the event of such termination, the Company shall, within 10 days of such notice, appoint a successor escrow agent and the Escrow Agent shall, upon receipt of written instructions signed by the Company, turn over to such successor escrow agent all of the Escrow Funds; provided, however, that if the Company fails to appoint a successor escrow agent within such 10-day period, such termination notice shall be null and void and the Escrow Agent shall continue to be bound by all of the provisions hereof. Upon receipt of the Escrow Funds, the successor escrow agent shall become the escrow agent hereunder and shall be bound by all of the provisions hereof and the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds and under this Agreement.

6. Investment. All funds received by the Escrow Agent shall be held only in non-interest bearing bank accounts at Bank of America.

7. Compensation. Escrow Agent shall be entitled, for the duties to be performed by it hereunder, to a fee of $2,500.00, which fee shall be paid by the Company upon the signing of this Agreement. In addition, the Company shall be obligated to reimburse Escrow Agent for all fees, costs and expenses incurred or that become due in connection with this Agreement or the Escrow Account, including reasonable attorney’s fees. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Escrow Agent shall affect the right of Escrow Agent to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission. To the extent the Escrow Agent has incurred any such expenses, or any such fee becomes due, prior to any closing, the Escrow Agent shall advise the Company and the Company shall direct all such amounts to be paid directly at any such closing. The terms of this paragraph shall survive termination of this Agreement. Such compensation shall be deemed fully earned upon the opening of the Escrow Account.

8. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by facsimile (followed by first-class mail), by nationally recognized overnight courier service or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below:

If to the Company:

Xspand Products Lab, Inc.
Kevin Ferguson, President
4030 Skycon Drive, Doylestown
Pennsylvania 18902

Copy:

Waller Lansden Dortch & Davis, LLP
Marc J. Adesso
Nashville City Center
511 Union Street, Suite 2700
Nashville, TN 37219

If to Escrow Agent:

Nevada Agency and Transfer Company
Amanda Cardinalli, President
50 West Liberty Street, Suite 880
Reno, NV 89501

9. General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be entirely performed within such State, without regard to choice of law principles and any action brought hereunder shall be brought in the courts of the State of Nevada, located in the County of Washoe. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any manner permitted by applicable law and consents to the jurisdiction of said courts. Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of the transactions contemplated by this Agreement.

 (b) This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto.

(c) All of the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto, as well as their respective successors and assigns.

(d) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No party may assign any rights, duties or obligations hereunder unless all other parties have given their prior written consent.

(e) If any provision included in this Agreement proves to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.

(f) This Agreement and any modification or amendment of this Agreement may be executed in several counterparts or by separate instruments and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

10. Form of Signature. The parties hereto agree to accept a facsimile or email PDF transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement; provided, however, that each party who produces a facsimile or email PDF signature agrees, by the express terms hereof, if requested by another party hereto, to place, promptly after transmission of his or her signature by fax, a true and correct original copy of his or her signature in overnight mail to the address of the other party.

11. Termination. This Agreement will terminate upon Escrow Agent’s delivery of all Escrow Funds as set forth in paragraphs under the heading “2. Release of Escrow Funds” above, or as set forth in Sections 4 or 5 hereof.

12. Automatic Succession. Any business entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Xspand Products Lab, Inc.

/s/ Philip Anderson
Philip Anderson
Chief Financial Officer

Nevada Agency and Transfer Company

/s/ Amanda Cardinalli
Amanda Cardinalli
President